UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2014

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1040 Spring Street
Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Executive Officer Salaries and Bonus Opportunities

On January 29, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of United Therapeutics Corporation (the “Company”) approved the 2014 salaries and cash and long-term incentive bonus target opportunities for the Company’s executive officers as follows.  Base salary increased by 4% for each executive officer, consistent with the expected average base salary increase for all employees in 2014.

•                  Dr. Martine Rothblatt’s annual base salary was increased to $1,042,700.  Dr. Rothblatt’s annual cash incentive bonus target opportunity for 2014 remains at 100% of her base salary.  Dr. Rothblatt may be entitled to receive a stock option grant on December 31, 2014, in accordance with the formula set forth in her employment agreement, which takes into account the rise, if any, in the Company’s market capitalization from December 2013 to December 2014.

•                  Dr. Roger Jeffs’ annual base salary was increased to $845,800.  Dr. Jeffs’ annual cash incentive bonus target opportunity for 2014 remains at 75% of his base salary, and his annual long-term incentive bonus target opportunity remains unchanged at 175,000 Share Tracking Awards (“STAP Awards”) under the Company’s 2011 Share Tracking Awards Plan (the “2011 Plan”).

•                  Mr. Paul Mahon’s annual base salary was increased to $735,700.  Mr. Mahon’s annual cash incentive bonus target opportunity for 2014 remains at 60% of his base salary, and his annual long-term incentive bonus target opportunity remains unchanged at 125,000 STAP Awards under the 2011 Plan.

•                  Mr. John Ferrari’s annual base salary was increased to $569,200.  Mr. Ferrari’s annual cash incentive bonus target opportunity for 2014 remains at 60% of his base salary, and his annual long-term incentive bonus target opportunity remains unchanged at 125,000 STAP Awards under the 2011 Plan.

The foregoing 2014 contingent cash incentive bonus target opportunities will be assessed pursuant to the Company-Wide Milestone Program criteria applicable for 2014.  In addition, the Committee may exercise its discretion to increase the award percentage earned.  When assessing the foregoing 2014 long-term incentive bonus target opportunities for Dr. Jeffs and Messrs. Mahon and Ferrari, the Committee will consider the following factors: (1) the Company’s overall performance, financial condition and prospects, including accomplishments under the Company-Wide Milestone Program; and (2) a subjective evaluation of individual performance, including contribution to the advancement of corporate objectives, impact on financial results, and strategic accomplishments.

A detailed discussion of the Company’s executive compensation program will be provided in its definitive proxy statement in connection with its 2014 annual meeting of shareholders, which the Company expects to file with the Securities and Exchange Commission on or about April 30, 2014.

Amendments to Share Tracking Awards Plans

On January 30, 2014, the Board, acting upon the recommendation of the Committee, approved the Fourth Amendment to the 2011 Plan.  The Fourth Amendment increases the maximum number of STAP Awards authorized for grant under the 2011 Plan by 3,000,000 awards.   This increase is intended to accommodate anticipated grants of STAP Awards under the Company’s long-term incentive bonus and compensation programs during 2014 and 2015.

The 2011 Plan was originally filed on March 18, 2011, as Exhibit 10.1 to the Company’s Current Report on Form 8-K.  The First Amendment to the 2011 Plan was filed on February 6, 2012, as Exhibit 10.2 to the Company’s Current Report on Form 8-K.  The Second Amendment to the 2011 Plan was filed on November 1, 2012, as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q.  The Third Amendment to the 2011 Plan was filed on February 4, 2013, as Exhibit 10.1 to the Company’s Current Report on Form 8-K.  The text of the Fourth Amendment to the 2011 Plan is filed herewith as Exhibit 10.1.

Item 7.01.  Regulation FD Disclosure.

On January 30, 2014, the Board extended the duration of the Company’s ongoing share repurchase program of up to $420 million of its common stock, which was originally announced on February 4, 2013.  The repurchase program, originally set to expire on March 3, 2014, was extended for an additional year, through March 3, 2015.  Thus far, the Company has repurchased 708,998 shares of its common stock at a cost of approximately $42.4 million under this repurchase program.

Item 9.01              Exhibits

(d)  Exhibits

Exhibit No.	Description of Exhibit

10.1	Fourth Amendment to United Therapeutics Corporation 2011 Share Tracking Awards Plan, effective as of January 30, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: January 31, 2014	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel

Exhibit Index

Exhibit No.	Description of Exhibit

10.1	Fourth Amendment to United Therapeutics Corporation 2011 Share Tracking Awards Plan, effective as of January 30, 2014